Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Second Quarter 2026 Financial Results
•Total revenue of $866.0 million increased 13.7% over the prior year quarter
•Net income of $101.4 million increased 40.6% over the prior year quarter
•Diluted EPS of $0.45 increased 40.6% over the prior year quarter
•Adjusted net income of $109.8 million increased 30.6% over the prior year quarter
•Adjusted EBITDA of $246.5 million increased 16.8% over the prior year quarter
•Adjusted diluted EPS of $0.48 increased 29.7% over the prior year quarter
•Raised 2026 outlook

CHANHASSEN, Minn. (July 30, 2026) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal second quarter ended June 30, 2026.
Bahram Akradi, Founder, Chairman and CEO, stated: “We delivered strong second quarter results, driven by our continued focus on delivering exceptional member experiences across our clubs. That focus is translating into higher engagement, increased utilization of our in-center offerings and continued optimization of our membership mix. As a result, we are seeing strong comparable center revenue performance and growth in revenue per membership. We are on track to open 14 new clubs in 2026 and continue to see significant demand for our premium athletic country club model.”
Financial Summary

	Three Months Ended			Six Months Ended
($ in millions, except for Average center revenue per center membership data)	June 30,			June 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Total revenue	$866.0	$761.5	13.7%	$1,654.7	$1,467.5	12.8%
Center operations expenses	$453.7	$403.9	12.3%	$860.4	$774.9	11.0%
Rent	$94.3	$83.2	13.3%	$184.2	$164.4	12.0%
General, administrative and marketing expenses (1)	$66.0	$61.7	7.0%	$125.7	$119.5	5.2%
Net income	$101.4	$72.1	40.6%	$189.5	$148.2	27.9%
Adjusted net income	$109.8	$84.1	30.6%	$206.1	$159.8	29.0%
Adjusted EBITDA	$246.5	$211.0	16.8%	$473.2	$402.6	17.5%
Comparable center revenue (2)	9.1%	11.2%		8.9%	12.0%
Center memberships, end of period	860,041	849,643	1.2%	860,041	849,643	1.2%
Average center revenue per center membership	$993	$888	11.8%	$1,923	$1,733	11.0%
(1)    The three months ended June 30, 2026 and 2025 included non-cash share-based compensation expense of $13.9 million and $14.2 million, respectively. The six months ended June 30, 2026 and 2025 included non-cash share-based compensation expense of $23.0 million and $24.5 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Second Quarter 2026 Information
•Revenue increased 13.7% to $866.0 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues including from improved membership mix, membership growth in our new and ramping centers and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 860,041 increased by 10,398, or 1.2%, when compared to June 30, 2025, and increased by 22,138, or 2.6%, from March 31, 2026, consistent with seasonality expectations and continued improvement in membership mix, including a significant reduction in qualified memberships administered through medical insurance providers, which have significantly lower average dues.
•Total subscriptions, which include center memberships and on-hold memberships, of 910,520 increased 1.3% compared to June 30, 2025.
•Center operations expenses increased 12.3% to $453.7 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 7.0% to $66.0 million primarily due to increases in incentive and benefit-related expenses.
•Net income increased 40.6% to $101.4 million primarily due to business performance, as well as tax-effected net cash proceeds of $3.7 million received in partial satisfaction of legal claims and tax-effected net gains of $1.5 million on sale-leaseback transactions. Net income in the prior year period included tax-effected net cash proceeds of $9.3 million received from employee retention credits under the CARES Act, partially offset by a tax-effected net loss of $9.0 million on a sale-leaseback transaction.
•Adjusted net income increased 30.6% to $109.8 million and Adjusted EBITDA increased 16.8% to $246.5 million as we experienced greater flow through of our increased revenue.
Six-Month 2026 Information
•Revenue increased 12.8% to $1,654.7 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues including from improved membership mix, membership growth in our new and ramping centers and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center operations expenses increased 11.0% to $860.4 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 5.2% to $125.7 million primarily due to increases in incentive and benefit-related expenses and increases in center support overhead to enhance and broaden our member services and experiences.
•Net income increased 27.9% to $189.5 million primarily due to business performance, as well as tax-effected net cash proceeds of $3.7 million received in partial satisfaction of legal claims and tax-effected net gains of $1.5 million on sale-leaseback transactions. Net income in the prior year period included $12.6 million of income tax benefits due to a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025, and tax-effected net cash proceeds of $10.5 million received from employee retention credits under the CARES Act, partially offset by a tax-effected net loss of $10.2 million on a sale-leaseback transaction.
•Adjusted net income increased 29.0% to $206.1 million and Adjusted EBITDA increased 17.5% to $473.2 million as we experienced greater flow through of our increased revenue.
New Center Openings
•We opened five new centers during the second quarter of 2026.
•As of June 30, 2026, we operated a total of 195 centers.
Cash Flow Highlights
•Net cash provided by operating activities for the six months ended June 30, 2026 was $408.4 million, an increase of 7.6% compared to the prior year period.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Six Months Ended
($ in millions)	June 30,			June 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Growth capital expenditures (1)	$190.1	$167.0	13.8%	$395.3	$260.5	51.7%
Maintenance capital expenditures (2)	$40.7	$35.9	13.4%	$72.1	$65.4	10.2%
Modernization and technology capital expenditures (3)	$32.5	$19.1	70.2%	$55.8	$38.7	44.2%
Total capital expenditures	$263.3	$222.0	18.6%	$523.2	$364.6	43.5%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of capital expenditures required to maintain the operating condition of our existing centers.

(3)    Consist of capital expenditures related to updates and enhancements to our existing centers, technology investments, and corporate infrastructure.
Liquidity and Capital Resources
•Our net debt leverage ratio improved to 1.4 times as of June 30, 2026, from 1.8 times as of June 30, 2025.
•As of June 30, 2026, our total available liquidity was $855.7 million, which included $632.1 million of availability on our $650.0 million revolving credit facility and $223.6 million of cash and cash equivalents. At June 30, 2026, there were no outstanding borrowings under our revolving credit facility and there were $17.9 million of outstanding letters of credit.
•On April 21, 2026, Fitch Ratings upgraded our issuer credit rating to 'BB' from 'BB-' and on June 25, 2026, S&P Global Ratings upgraded our issuer credit rating to 'BB' from 'BB-'.
•During the three months ended June 30, 2026, we repurchased approximately 2.2 million shares of our common stock under our share repurchase program approved by our board of directors on February 24, 2026, for total consideration of approximately $62.7 million at an average price per share of $28.59.
2026 Outlook
Full-Year 2026 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2026
	December 31, 2026	December 31, 2025	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	May 5, 2026)
Total revenue	$3,350 – $3,375	$2,995.3	12.3%	$3,320 – $3,350
Rent	$378 – $384	$339.2	12.3%	$378 – $386
Net Income	$358 – $363	$373.7	(3.5)%	$340 – $345
Adjusted net income	$394 – $402	$325.5	22.3%	$378 – $386
Adjusted EBITDA	$940 – $955	$825.2	14.8%	$925 – $940
The Company is reiterating the following expectations for fiscal 2026 as outlined in its first quarter 2026 results announced on May 5, 2026:
•Complete approximately $200 million in additional sale-leaseback transactions during the second half of fiscal year 2026 for a total of $400 million during the fiscal year.
•Interest expense, net of interest income, of approximately $59 million to $63 million, and net of $28 million to $30 million of capitalized interest expense related to construction in progress.
•Manage our net debt to Adjusted EBITDA leverage ratio to maintain at or below 2.00 times.
The Company is also updating the following operational and financial expectations for fiscal 2026:
•Comparable center revenue growth of 7.9% to 8.3%, which includes our ramping and mature centers, increased from 6.9% to 7.5%.
•Open 14 new clubs, tightened from 12 to 14, most of which will be large-format, ground-up construction clubs. We expect the total square footage of our 2026 class of clubs to be approximately 1.3 million square feet, nearly double the square footage of each of our 2024 class and 2025 class of clubs. We have opened six new clubs as of June 30, 2026, and we opened one additional new club in July 2026. We expect to open the remaining seven in the fourth quarter of 2026.
•Maintenance capital expenditures of $140 million to $150 million, modernization and technology capital expenditures of $140 million to $150 million, increased from $130 million to $140 million as we accelerate the deployment of our CTR and Hybrid XT group training classes, and growth capital expenditures of $885 million to $910 million, tightened from $875 million to $915 million.
•Rent to include non-cash rent expense of $32 million to $35 million, increased from $31 million to $34 million.
•Cash income tax expense of $103 million to $105 million, increased from $80 million to $83 million due to taxable gains on sale-leaseback transactions closed in the second quarter and higher estimated earnings before tax for the full year.
•Provision for income tax rate estimate of 27%, decreased from 28%.
•Year-end weighted-average diluted common shares outstanding of approximately 227 million to 229 million, not including any incremental impact that may occur as a result of our $500 million share buyback program, decreased from 228 million to 230 million.

Conference Call Details
A conference call to discuss our second quarter financial results is scheduled for today:
•Date: Thursday, July 30, 2026
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 2Q 2026 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through August 13, 2026:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 6339
Earnings Supplement Presentation
The Company has made available supplemental material regarding its revenue growth strategy and memberships on its investor relations website at https://ir.lifetime.life.
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About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its 195 athletic country clubs across the U.S. and Canada, the complementary and comprehensive Life Time app featuring its L•AI•C™ AI-powered health companion, and more than 25 iconic athletic events. Serving people ages 90 days to 90+ years, the Life Time ecosystem uniquely delivers healthy living, healthy aging, and healthy entertainment experiences, a range of unique healthy way of life programs, highly trusted LTH nutritional supplements and more. Recognized as a Great Place to Work®, the Company is committed to upholding an exceptional culture for its over 52,000 team members.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.

The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2026, growth, strength of its balance sheet, net debt and leverage, capital expenditures, interest expense, consumer demand, industry and economic trends, member engagement and mix, tax rates and expense, rent expense, expected number of diluted common shares outstanding, expected number, size and timing of new center openings, successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof) and the timing, amount and price of any share repurchase. These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and the growth of our business including the competitive and economic environment, risks relating to our brand, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2026 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue:
Center revenue	$837,402	$735,865	$1,604,968	$1,421,519
Other revenue	28,594	25,604	49,728	45,991
Total revenue	865,996	761,469	1,654,696	1,467,510
Operating expenses:
Center operations	453,732	403,925	860,436	774,912
Rent	94,339	83,190	184,230	164,355
General, administrative and marketing	66,028	61,674	125,659	119,521
Depreciation and amortization	83,352	72,988	164,045	143,907
Other operating expense	18,840	31,243	35,783	48,696
Total operating expenses	716,291	653,020	1,370,153	1,251,391
Income from operations	149,705	108,449	284,543	216,119
Other income (expense):
Interest expense, net of interest income	(17,406)	(21,784)	(33,103)	(46,891)
Equity in (loss) earnings of affiliates	(2,703)	37	(2,577)	21
Other income	4,937	12,873	4,937	12,873
Total other expense	(15,172)	(8,874)	(30,743)	(33,997)
Income before income taxes	134,533	99,575	253,800	182,122
Provision for income taxes	33,175	27,473	64,344	33,878
Net income	$101,358	$72,102	$189,456	$148,244

Income per common share:
Basic	$0.46	$0.33	$0.85	$0.69
Diluted	$0.45	$0.32	$0.83	$0.66
Weighted-average common shares outstanding:
Basic	222,626	219,286	222,242	215,642
Diluted	227,337	225,511	227,397	224,585

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$223,647	$204,807
Restricted cash and cash equivalents	34,601	27,362
Accounts receivable, net	26,308	24,092
Center operating supplies and inventories	66,718	67,618
Prepaid expenses and other current assets	84,815	61,881
Total current assets	436,089	385,760
Property and equipment, net	3,811,994	3,633,229
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,596,350	2,479,804
Intangible assets, net	180,726	180,810
Other assets	97,639	92,989
Total assets	$8,358,157	$8,007,951
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97,113	$90,249
Construction accounts payable	170,536	143,545
Deferred revenue	57,994	60,309
Accrued expenses and other current liabilities	222,896	214,351
Current maturities of debt	31,774	21,848
Current maturities of operating lease liabilities	83,247	79,208
Total current liabilities	663,560	609,510
Long-term debt, net of current portion	1,465,999	1,485,939
Operating lease liabilities, net of current portion	2,682,256	2,555,513
Deferred income taxes, net	186,671	172,217
Other liabilities	57,503	58,561
Total liabilities	5,055,989	4,881,740
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 223,217 and 221,077 shares issued and outstanding, respectively	2,232	2,211
Additional paid-in capital	3,163,624	3,183,032
Retained earnings (accumulated deficit)	142,554	(46,902)
Accumulated other comprehensive loss	(6,242)	(12,130)
Total stockholders’ equity	3,302,168	3,126,211
Total liabilities and stockholders’ equity	$8,358,157	$8,007,951

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$189,456	$148,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164,045	143,907
Deferred income taxes	11,536	19,493
Share-based compensation	25,959	28,288
Non-cash rent expense	10,629	13,063
Impairment charges associated with long-lived assets	282	1,177
(Gain) loss on disposal of property and equipment, net	(1,185)	12,623
Amortization of debt discounts and issuance costs	1,860	1,812
Changes in operating assets and liabilities	18,007	12,100
Other	(12,238)	(1,153)
Net cash provided by operating activities	408,351	379,554
Cash flows from investing activities:
Capital expenditures	(523,276)	(364,486)
Proceeds from sale-leaseback transactions	200,191	138,771
Other	1,944	(4,936)
Net cash used in investing activities	(321,141)	(230,651)
Cash flows from financing activities:
Repayments of debt	(11,419)	(11,164)
Proceeds from revolving credit facility	—	220,000
Repayments of revolving credit facility	—	(230,000)
Repayments of finance lease liabilities	(848)	(1,221)
Proceeds from financing obligations	—	10,300
Proceeds from stock option exercises	42,131	33,866
Common stock share repurchases	(73,392)	—
Proceeds from issuances of common stock in connection with the employee stock purchase plan	—	1,875
Employee tax withholding associated with net share-settled share-based awards	(17,268)	(4,334)
Other	(6)	(31)
Net cash (used in) provided by financing activities	(60,802)	19,291
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	(329)	177
Increase in cash and cash equivalents and restricted cash and cash equivalents	26,079	168,371
Cash and cash equivalents and restricted cash and cash equivalents – beginning of period	232,169	27,878
Cash and cash equivalents and restricted cash and cash equivalents – end of period	$258,248	$196,249

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Membership Data
Center memberships	860,041	849,643	860,041	849,643
On-hold memberships	50,479	49,207	50,479	49,207
Total memberships	910,520	898,850	910,520	898,850

Revenue Data
Membership dues and enrollment fees	71.3%	71.7%	72.2%	72.4%
In-center revenue	28.7%	28.3%	27.8%	27.6%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$597,244	$527,309	$1,158,698	$1,028,962
In-center revenue	240,158	208,556	446,270	392,557
Total Center revenue	$837,402	$735,865	$1,604,968	$1,421,519

Average Center revenue per center membership (1)	$993	$888	$1,923	$1,733
Comparable center revenue (2)	9.1%	11.2%	8.9%	12.0%

Center Data
Net new center openings (3)	5	4	6	5
Total centers (end of period) (3)	195	184	195	184
Total center square footage (end of period) (4)	18,800,000	18,000,000	18,800,000	18,000,000

GAAP and Non-GAAP Financial Measures
Net income	$101,358	$72,102	$189,456	$148,244
Net income margin (5)	11.7%	9.5%	11.4%	10.1%
Adjusted net income (6)	$109,827	$84,144	$206,057	$159,764
Adjusted net income margin (6)	12.7%	11.1%	12.5%	10.9%
Adjusted EBITDA (7)	$246,532	$210,978	$473,187	$402,565
Adjusted EBITDA margin (7)	28.5%	27.7%	28.6%	27.4%
Center operations expense	$453,732	$403,925	$860,436	$774,912
Pre-opening expenses (8)	$1,911	$1,066	$4,123	$2,439
Rent	$94,339	$83,190	$184,230	$164,355
Non-cash rent expense (open properties) (9)	$7,672	$5,739	$9,423	$8,059
Non-cash rent expense (properties under development) (9)	$603	$3,921	$1,206	$5,004
Net cash provided by operating activities	$209,558	$195,698	$408,351	$379,554
Free cash flow (10)	$146,489	$112,465	$85,266	$153,839
(1)    We define Average Center revenue per center membership as Center revenue less On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the three months ended June 30, 2026, we opened five centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands, except per share data)	2026	2025	2026	2025
Net income	$101,358	$72,102	$189,456	$148,244
Share-based compensation expense (a)	15,411	16,380	25,959	28,288
(Gain) loss on sale-leaseback transactions (b)	(2,035)	12,496	(2,035)	12,496
Capital transaction costs (c)	—	611	—	1,531
Legal settlements (d)	(4,882)	28	(4,867)	94
Employee retention credits (e)	—	(12,873)	—	(12,873)
Other (f)	2,747	(11)	3,182	109
Taxes (g)	(2,772)	(4,589)	(5,638)	(18,125)
Adjusted net income	$109,827	$84,144	$206,057	$159,764

Income per common share:
Basic	$0.46	$0.33	$0.85	$0.69
Diluted	$0.45	$0.32	$0.83	$0.66
Adjusted income per common share:
Basic	$0.49	$0.38	$0.93	$0.74
Diluted	$0.48	$0.37	$0.91	$0.71
Weighted-average common shares outstanding:
Basic	222,626	219,286	222,242	215,642
Diluted	227,337	225,511	227,397	224,585
(a)    Share-based compensation expense recognized during the three and six months ended June 30, 2026 was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”), and liability-classified awards related to our 2026 short-term incentive plan. Share-based compensation expense recognized during the three and six months ended June 30, 2025 was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2025 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(d)    We adjust for the impact of unusual legal settlements or judgments as these costs and proceeds are non-recurring in nature and do not reflect costs or proceeds associated with our normal ongoing operations. Nearly all of the adjustment for the three and six months ended June 30, 2026 is the recognition of settlement proceeds from Zurich for the remaining occurrences of jurisdictions that issued closure orders affecting our club operations in 2020 during the COVID-19 pandemic. These proceeds are offset by legal-related expenses in pursuit of our claim against Zurich of $0.1 million for the three months ended June 30, 2026, and $0.1 million and $0.1 million for the six months ended June 30, 2026 and 2025, respectively.
(e)    Represents refundable payroll tax credits for employee retention under the CARES Act.
(f)    Includes (i) a $2.9 million write-down of certain assets within a non-club joint venture resulting from its held-for-sale classification for the three and six months ended June 30, 2026, and (ii) other immaterial transactions or items that are unusual or non-recurring in nature of $(0.1) million for the three months ended June 30, 2026, and $0.3 million and $0.1 million for the six months ended June 30, 2026 and 2025, respectively.
(g)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods. We updated the Taxes amount used to arrive at Adjusted net income for the six months ended June 30, 2025 to include $12.6 million in income tax benefits resulting from a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025. This change did not impact our condensed consolidated financial statements prepared in accordance with GAAP, but it did decrease our non-GAAP Adjusted net income and Adjusted income per common share for the six months ended June 30, 2025.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2026	2025	2026	2025
Net income	$101,358	$72,102	$189,456	$148,244
Interest expense, net of interest income	17,406	21,784	33,103	46,891
Provision for income taxes	33,175	27,473	64,344	33,878
Depreciation and amortization	83,352	72,988	164,045	143,907
Share-based compensation expense (a)	15,411	16,380	25,959	28,288
(Gain) loss on sale-leaseback transactions (b)	(2,035)	12,496	(2,035)	12,496
Capital transaction costs (c)	—	611	—	1,531
Legal settlements (d)	(4,882)	28	(4,867)	94
Employee retention credits (e)	—	(12,873)	—	(12,873)
Other (f)	2,747	(11)	3,182	109
Adjusted EBITDA	$246,532	$210,978	$473,187	$402,565
(a) – (f)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)     Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.

The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$209,558	$195,698	$408,351	$379,554
Capital expenditures, net of construction reimbursements	(263,260)	(222,004)	(523,276)	(364,486)
Proceeds from sale-leaseback transactions	200,191	138,771	200,191	138,771
Free cash flow	$146,489	$112,465	$85,266	$153,839

Reconciliation of Net Income to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2026	June 30, 2025
Net income	$414,883	$226,762
Interest expense, net of interest income	68,475	119,914
Provision for income taxes	150,298	62,674
Depreciation and amortization	316,483	282,971
Share-based compensation expense	49,421	60,625
(Gain) loss on sale-leaseback transactions	(27,316)	17,400
Capital transaction costs	—	1,531
Legal settlements	(43,590)	1,359
Asset impairments	5,791	—
Employee retention credits	(41,699)	(12,873)
Other	3,051	(540)
Adjusted EBITDA	$895,797	$759,823
Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2026	June 30, 2025
Current maturities of debt	$31,774	$22,873
Long-term debt, net of current portion	1,465,999	1,493,038
Total Debt	$1,497,773	$1,515,911
Less: Fair value adjustment	53	207
Less: Unamortized debt discounts and issuance costs	(16,094)	(18,445)
Less: Cash and cash equivalents	223,647	175,509
Net Debt	$1,290,167	$1,358,640
Trailing twelve-month Adjusted EBITDA	895,797	759,823
Net Debt Leverage Ratio	1.4x	1.8x

Reconciliation of Net Income to Adjusted Net Income Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$358 – $363
Share-based compensation expense	54 – 58
(Gain) loss on sale-leaseback transactions	(2) – (2)
Other	(2) – (2)
Taxes	(14) – (15)
Adjusted net income	$394 – $402
Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$358 – $363
Interest expense, net of interest income	63 – 59
Provision for income taxes	132 – 134
Depreciation and amortization	337 – 345
Share-based compensation expense	54 – 58
(Gain) loss on sale-leaseback transactions	(2) – (2)
Other	(2) – (2)
Adjusted EBITDA	$940 – $955